Exhibit 99.1

The Honorable Ellen M. Lord and Lieutenant General (Ret.) Bruce T. Crawford Join Comtech Board of Directors

MELVILLE, N.Y. – June 7, 2023 – Comtech (NASDAQ: CMTL) today announced the appointment of former Under Secretary of Defense for Acquisition and Sustainment the Hon. Ellen M. Lord and former U.S. Army Chief Information Officer (CIO) Lieutenant General (LTG) (retired) Bruce T. Crawford to its Board of Directors. With the appointment of Ms. Lord and LTG (retired) Crawford, the company’s Board will consist of nine members, eight of whom will be independent.

With decorated careers across government and commercial sectors as well as differentiated expertise in capability development, organizational structures, acquisitions, budgets, and end-to-end technology deployments, Ms. Lord and LTG (retired) Crawford will bring extensive knowledge, unique insights, and new guidance that is well aligned with Comtech’s strategic priorities and global growth trajectories.

“As proven thought leaders with a deep understanding of ever-changing technology landscapes, Ellen and Bruce bring unique perspectives to the Board that will be incredibly valuable for Comtech’s transformation as a company as well as our continued innovation and growth trajectories,” said Ken Peterman, President and CEO, Comtech. “I know their extensive experience navigating complex challenges and capitalizing on emerging opportunities will help Comtech empower organizations and individuals across the globe with access to smart-enabled, insightful technologies.”

Ms. Lord served from August 2017 until January 2021 as Under Secretary of Defense for Acquisition and Sustainment, reporting to the Secretary of Defense with oversight of a $400 billion per year budget. Previously, she spent 33 years at Textron, a global multiple industry corporation, where she ultimately was appointed as President and CEO of Textron Systems. During her time at the Department of Defense, Ms. Lord’s team rewrote the Pentagon’s acquisition policy with a focus on speed and simplicity, while adding procedures for cybersecurity, intellectual property, and software development. Ms. Lord now serves on public (AAR and Parsons), private (LightRidge and Voyager Space), and non-profit boards, as well as advising companies in the aerospace and defense sector.

LTG (retired) Crawford brings over 37 years of leadership, executive management, national security, enterprise information technology (IT) and cybersecurity experience to the Comtech Board of Directors. Having recently served as a Senior Vice President at a Fortune 500 company and holding Board positions in both public and private companies, he also brings prior corporate board experience to Comtech. In 2020, LTG (retired) Crawford culminated 34 years of military service as the Army’s CIO and Senior IT professional with responsibility for digital modernization, data and cloud migrations and governance, and oversight of the Army’s $15 billion IT budget. LTG (retired) Crawford’s responsibilities also included IT support from the enterprise to the tactical edge in 143 countries at 288 locations worldwide. LTG (retired) Crawford is a Distinguished Military Graduate of South Carolina State University with Masters’ degrees from both The National Defense University and Central Michigan University.

About Comtech
Comtech Telecommunications Corp. is a leading global technology company providing terrestrial and wireless network solutions, next-generation 9-1-1 emergency services, satellite and space communications technologies, and cloud native capabilities to commercial and government customers around the world. Our unique culture of innovation and employee empowerment unleashes a relentless passion for customer success. With multiple facilities located in technology corridors throughout the United States and around the world, Comtech leverages our global presence, technology leadership, and decades of experience to create the world’s most innovative communications solutions. For more information, please visit www.comtech.com.

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Forward-Looking Statements
Certain information in this press release contains statements that are forward-looking in nature and involve certain significant risks and uncertainties. Actual results and performance could differ materially from such forward-looking information. The Company's Securities and Exchange Commission filings identify many such risks and uncertainties. Any forward-looking information in this press release is qualified in its entirety by the risks and uncertainties described in such Securities and Exchange Commission filings.

PCMTL

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